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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 000-12634
                                               -----------------------

           Cambridge + Related Housing Properties Limited Partnership
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                     625 Madison Avenue, New York, NY 10022
                                 (212) 421-5333

--------------------------------------------------------------------------------
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                      Initial Limited Partnership Interests
--------------------------------------------------------------------------------
                    Additional Limited Partnership Interests
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [x]     Rule 12h-3(b)(1)(i)   [ ]
               Rule 12g-4(a)(1)(ii) [ ]     Rule 12h-3(b)(1)(ii)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]     Rule 12h-3(b)(2)(i)   [ ]
               Rule 12g-4(a)(2)(ii) [ ]     Rule 12h-3(b)(2)(ii)  [ ]
                                                     Rule 15d-6   [ ]

        Approximate  number of  holders  of record  as of the  certification  or
notice date:     0 (zero)*
            ---------------------

        * The partnership has made liquidating distributions to all holders of the Initial Limited Partnership Interests and the Additional Limited Partnership Interests.

        Pursuant to the requirements of the Securities Exchange Act of 1934, Cambridge + Related Housing Properties Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     January 5, 2004       CAMBRIDGE + RELATED HOUSING PROPERTIES LIMITED
     --------------------       PARTNERSHIP

                                By: RELATED HOUSING PROGRAMS CORPORATION,
                                   a general partner

                                By: /s/ Alan P. Hirmes
                                   ---------------------------
                                Name:  Alan P. Hirmes
                                Title: President

                                By: GOVERNMENT ASSISTED PROPERTIES, INC.,
                                    a general partner

                                By: /s/ Alan P. Hirmes
                                   ---------------------------
                                Name:  Alan P. Hirmes
                                Title: President